Exhibit 23-C

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tech Data Corporation:

We consent to the use of our report dated January 12, 2017, with respect to the combined balance sheets of Technology Solutions as of July 2, 2016 and June 27, 2015, and the related combined statements of operations, comprehensive income, changes in net parent investment, and cash flows for the years ended July 2, 2016, June 27, 2015, and June 28, 2014 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona
June 2, 2017